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As filed with the Securities and Exchange Commission on July 18, 2002

Registration Nos.            and

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.	STARWOOD HOTELS & RESORTS
(Exact name of registrant as specified in its charter) Maryland	(Exact name of registrant as specified in its charter) Maryland
(State or other jurisdiction of incorporation or organization) 52-1193298	(State or other jurisdiction of incorporation or organization) 52-0901263
(I.R.S. employer identification number)	(I.R.S. employer identification number)

1111 Westchester Avenue
White Plains, New York 10604
(914) 640-8100
(Address including zip code, and telephone number,
including area code, of registrant's principal executive offices)

KENNETH S. SIEGEL, ESQ.
Executive Vice President, General Counsel and Secretary
Starwood Hotels & Resorts Worldwide, Inc.
1111 Westchester Avenue
White Plains, New York 10604
(914) 640-8100
(Name and address, including zip code and telephone number,
including area code, of agent for service)

Copy to:
LAURA A. LOFTIN, ESQ.
Sidley Austin Brown & Wood LLP
555 West Fifth Street
Los Angeles, California 90013
(213) 896-6000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.01 per share, of Starwood Hotels & Resorts Worldwide, Inc. (the "Corporation"), the Class B shares of beneficial interest, par value $0.01 per share, of Starwood Hotels & Resorts, and Preferred Stock Purchase Rights of the Corporation, all of which are attached and trade together as Shares	326,250(1)	$29.63(2)	$9,666,788(2)	$889

(1)
Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers such additional Shares as may be issued to prevent dilution of the Shares covered hereby resulting from stock splits, stock dividends or similar transactions.
(2)
The fee was calculated pursuant to Rule 457(c) under the Securities Act of 1933 and was based on the average of the high and low prices for the Shares on the New York Stock Exchange on July 17, 2002.

        The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated July 18, 2002

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OF SALE IS NOT PERMITTED.

PROSPECTUS

326,250 Shares

Starwood Hotels & Resorts Worldwide, Inc.
Starwood Hotels & Resorts

        Starwood Hotels & Resorts Worldwide, Inc., together with its subsidiaries, including Starwood Hotels & Resorts, is one of the world's largest hotel and leisure companies.

        The selling shareholders named in this prospectus or their successors in interest (the "Selling Shareholders") may offer and sell from time to time up to 326,250 Shares, each comprised of one share of common stock of Starwood Hotels & Resorts Worldwide, Inc. and one Class B share of beneficial interest of Starwood Hotels & Resorts.

        The Selling Shareholders have not advised us of any specific plans for the distribution of the Shares offered hereby, but it is anticipated that these Shares will be sold from time to time in public or private transactions, on or off the New York Stock Exchange, at market prices prevailing at the time of sale or at privately negotiated prices, as described in this prospectus under "Plan of Distribution."

        We will not receive any portion of the proceeds from the sale of Shares by the Selling Shareholders. The Selling Shareholders will be responsible for any commissions or discounts paid or allowed by them to underwriters, dealers, brokers and agents, and Starwood Capital Group, LLC will pay the registration fees and legal expenses for this offering. All other expenses relating to this offering will be borne by us.

        Investing in the Shares offered hereby involves certain risks. See "Risk Factors" beginning on page 5 of this prospectus.

        Our Shares are listed for trading on the New York Stock Exchange under the symbol "HOT." The last reported sale price of our Shares on July 17, 2002, was $29.04 per Share.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2002.

        We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. This prospectus is not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. The information contained in this prospectus is accurate as of the date on its cover. When we deliver this prospectus or make a sale pursuant to this prospectus, we are not implying that the information is current as of the date of the delivery or sale.

Explanatory Note

        Except as the context may otherwise require, references in this prospectus to the "Corporation" are to Starwood Hotels & Resorts Worldwide, Inc.; references to the "Trust" are to Starwood Hotels & Resorts, a subsidiary of the Company; references to "Starwood," the "Company," "we," "us" and "our" are to the Corporation and its consolidated subsidiaries and joint ventures; references to a "Share" are to the unit consisting of one share of the Corporation's common stock (a "Corporation Share"), one Class B share of beneficial interest of the Trust (a "Class B Share") and the Preferred Stock Purchase Rights attached to the Corporation Share; and references to properties we "own" or our "owned hotels" include wholly owned properties, consolidated joint-venture properties and properties we lease from third parties.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference rooms in Washington, DC, New York, NY, and Chicago, IL. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. Our filings with the SEC are also available at the office of the New York Stock Exchange. For more information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

          1.    Our Joint Annual Report on Form 10-K for the year ended December 31, 2001.

          2.    Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

          3.    Our Joint Current Reports on Form 8-K dated April 5, 2002, April 8, 2002 and April 11, 2002.

          4.    The description of the Shares contained in our Registration Statements on Form 8-A filed with the SEC on October 3, 1986, January 4, 1999 and March 15, 1999, and any amendments or reports we may file with the SEC for the purpose of updating such descriptions.

          5.    The description of our Series A Junior Participating Preferred Stock and related rights contained in our Registration Statement on Form 8-A filed with the SEC on March 15, 1999, and any amendments or reports we may file with the SEC for the purpose of updating such description.

        All documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (i) after the date of this prospectus and until we sell all the securities described in this prospectus, and (ii) after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of that registration statement, shall be deemed to be incorporated by reference in, and to be a part of, this prospectus from the date such documents are filed.

        You may request a copy of any of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or telephoning us at the following address:

Starwood Hotels & Resorts Worldwide, Inc.
1111 Westchester Avenue
White Plains, New York 10604
Attention: General Counsel
(914) 640-8100

        You should rely only on the information incorporated by reference or provided by us in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The Selling Shareholders are only offering the Shares covered hereby in states where the offer is permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of such document.

FORWARD-LOOKING STATEMENTS

        We make statements in this prospectus and in documents we incorporate by reference that are considered "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Such statements are characterized by terminology such as "believe," "hope," "may," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "positioned," "strategy" and similar expressions. These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. We disclaim any duty to update any forward-looking statements. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by such forward- looking statements include the risk factors discussed below.

THE COMPANY

        Starwood is one of the world's largest hotel and leisure companies. Our status as one of the leading hotel and leisure companies resulted from the 1998 acquisition of Westin Hotels & Resorts Worldwide, Inc. and certain of its affiliates ("Westin") and the acquisition of ITT Corporation (which was renamed Sheraton Holding Corporation). We conduct our hotel and leisure business both directly and through our subsidiaries. The Company's brand names include St. Regis®, The Luxury Collection®, Sheraton®, Westin®, W® and Four Points® by Sheraton. Through these brands, we are well represented in most major markets around the world.(1) Our revenue and earnings are derived primarily from hotel and leisure operations, which include the operation of our owned hotels; management fees earned from hotels we manage pursuant to long-term management contracts; the receipt of franchise fees; and the development, ownership and operation of vacation ownership resorts, marketing and selling vacation ownership interests in the resorts and providing financing to customers who purchase such interests.

(1)
The Company owns or has rights to various trademarks, trade names and service marks used in our business, including those listed above, and related logos. This prospectus also includes trademarks, trade names and service marks owned by other companies.

        Our hotel and leisure business emphasizes the global operation of hotels and resorts primarily in the luxury and upscale segment of the lodging industry. We seek to acquire interests in or management rights with respect to properties in this segment. At December 31, 2001, our portfolio included owned, managed and franchised hotels totaling 743 hotels with approximately 224,000 rooms in over 80 countries and 15 vacation ownership resorts, all in the United States. The hotel portfolio is comprised of 165 hotels that we own or lease or in which we have a majority equity interest (substantially all of which hotels we also manage), 265 hotels managed by us on behalf of third-party owners (including entities in which we have a minority equity interest) and 313 hotels for which we receive franchise fees.

        Starwood Hotels & Resorts was organized in 1969, and Starwood Hotels & Resorts Worldwide, Inc. was incorporated in 1980, both under the laws of Maryland. Sheraton Hotels & Resorts, Starwood's largest brand, has been serving guests for more than 60 years.

        Our principal executive offices are located at 1111 Westchester Avenue, White Plains, New York 10604, and our telephone number is (914) 640-8100.

RISK FACTORS

        This section describes some, but not all, of the risks of purchasing Shares. You should carefully consider these risks, in addition to the other information appearing or incorporated by reference in this prospectus, before purchasing any of the Shares offered hereby. In connection with the forward-looking statements that appear in this prospectus, you should carefully review the factors discussed below and the cautionary statements referred to in "Forward-Looking Statements."

Risks Relating to Hotel and Resort Operations

        We Are Subject to All the Operating Risks Common to the Hotel and Leisure Industry.    Operating risks common to the hotel and leisure industry include:

  •
  changes in general economic conditions, including the severity and duration of the current economic downturn exacerbated by the September 11, 2001 terrorist attacks in New York, Washington, D.C. and Pennsylvania (the "September 11 Attacks") and their aftermath;

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  decreases in the level of demand for rooms and related services, including the recent reduction in business travel as a result of general economic conditions and the September 11 Attacks and their aftermath;

  •
  cyclical over-building in the hotel and leisure industry;

  •
  restrictive changes in zoning and similar land use laws and regulations or in health, safety and environmental laws, rules and regulations;

  •
  changes in travel patterns;

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  changes in operating costs including, but not limited to, energy and labor costs;

  •
  the availability of capital to allow us and potential hotel owners and franchisees to fund investments; and

  •
  the financial condition of third-party property owners and franchisees.

        In addition, our hotel management contracts are typically long-term arrangements, but most allow the hotel owner to replace us if certain financial or performance criteria are not met. Our ability to meet these financial and performance criteria is subject to, among other things, the risks described in this section. Additionally, our operating results would be adversely affected if we could not maintain existing management, franchise or representation agreements or obtain new agreements on favorable terms.

        We Must Compete for Customers.    The hotel and leisure industry is highly competitive. Our properties compete for customers with other hotel and resort properties, and, with respect to our vacation ownership resorts, with owners reselling their vacation ownership interests, in their geographic markets. Some of our competitors may have substantially greater marketing and financial resources than we do, and they may improve their facilities, reduce their prices or expand or improve their marketing programs in ways that adversely affect our operating results.

        We Must Compete for Properties.    We compete with other hotel and leisure companies for properties, which may increase the cost of acquiring properties. Some of these competitors may have substantially greater financial resources than we do and may be able to pay more to acquire properties than we are able to pay. In addition, competition for properties may increase the cost of acquiring properties. We also compete with other hotel and leisure companies for management and franchise agreements. As a result, the terms of such agreements may not be as favorable. In connection with entering into management or franchise agreements, we may be required to make investments in or guarantee the obligations of third parties.

        The Hotel and Leisure Industry Is Seasonal in Nature.    The hotel and leisure industry is seasonal in nature; however, the periods during which we experience higher revenue vary from property to property and depend principally upon location. Our revenue historically has been lower in the first quarter than in the second, third or fourth quarters.

        The Hotel and Leisure Business Is Capital Intensive.    In order for our owned, managed and franchised properties to remain attractive and competitive, we, the property owners and the franchisees have to spend money periodically to keep them well maintained, modernized and refurbished. This creates an ongoing need for cash and, to the extent we, property owners and franchisees cannot fund expenditures from cash generated by operations, funds must be borrowed or otherwise obtained. Accordingly, our financial results may be sensitive to the cost and availability of funds.

        Real Estate Investments Are Subject to Numerous Risks.    Because we own and lease hotels and resorts, we are subject to the risks that generally relate to investments in real property. The investment returns available from equity investments in real estate depend in large part on the amount of income earned and capital appreciation generated by the related properties, as well as the expenses incurred. In addition, a variety of other factors affect income from properties and real estate values, including governmental regulations, real estate, zoning, tax and eminent domain laws, interest rate levels and the availability of financing. For example, new or existing real estate, zoning or tax laws can make it more expensive and/or time-consuming to develop real property or expand, modify or renovate hotels. When interest rates increase, the cost of acquiring, developing, expanding or renovating real property increases and real property values may decrease as the number of potential buyers decreases. Similarly, as financing becomes less available, it becomes more difficult both to acquire and to sell real property. Finally, governments can, under eminent domain laws, take real property. Sometimes this taking is for less compensation than the owner believes the property is worth. Any of these factors could have a material adverse impact on our results of operations or financial condition, as well as on our ability to make distributions to our shareholders. In addition, equity real estate investments, such as the investments we hold and any additional properties that we may acquire, are relatively difficult to sell quickly. If our properties do not generate revenue sufficient to meet operating expenses, including debt service and capital expenditures, our income will be adversely affected.

        Hotel and Resort Development Is Subject to Timing, Budgeting and Other Risks.    We intend to develop hotel and resort properties as suitable opportunities arise, taking into consideration the general economic climate. New project development has a number of risks, including risks associated with:

  •
  construction delays or cost overruns that may increase project costs;

  •
  receipt of zoning, occupancy and other required governmental permits and authorizations;

  •
  development costs incurred for projects that are not pursued to completion;

  •
  so-called acts of God such as earthquakes, hurricanes, floods or fires that could adversely impact a project;

  •
  ability to raise capital; and

  •
  governmental restrictions on the nature or size of a project.

        We cannot assure you that any development project will be completed on time or within budget.

        Our Vacation Ownership Business Is Subject to Extensive Regulation and Risk of Default.    We market and sell vacation ownership interests, which typically entitle the buyer to ownership of a fully-furnished resort unit for a one-week period on either an annual or an alternate-year basis. We also acquire, develop and operate vacation ownership resorts, and provide financing to purchasers of vacation ownership interests. These activities are all subject to extensive regulation by the federal government and the states in which vacation ownership resorts are located and in which vacation ownership interests are marketed and sold. In addition, the laws of most states in which we sell vacation ownership interests grant the purchaser of this type of interest the right to rescind the purchase contract at any time within a statutory rescission period. Although we believe that we are in material compliance with all applicable federal, state, local and foreign laws and regulations to which vacation ownership marketing, sales and operations are currently subject, changes in these requirements or a determination by a regulatory authority that we were not in compliance could adversely affect us. Additionally, if the purchaser of a vacation ownership interest defaults, we may not have recovered our marketing, selling, and general and administrative costs related to the sale of the vacation ownership interest.

        Environmental Regulations Could Make Us Liable for Cleaning Up Hazardous Substances.    Environmental laws, ordinances and regulations of various federal, state, local and foreign governments regulate certain of our properties and could make us liable for the costs of removing or cleaning up hazardous or toxic substances on, under or in property we currently own or operate or that we previously owned or operated. Those laws could impose liability without regard to whether we knew of, or were responsible for, the presence of hazardous or toxic substances. The presence of hazardous or toxic substances, or the failure to properly clean up such substances when present, could jeopardize our ability to develop, use, sell or rent the real property or to borrow using the real property as collateral. If we arrange for the disposal or treatment of hazardous or toxic wastes, we could be liable for the costs of removing or cleaning up wastes at the disposal or treatment facility, even if we never owned or operated that facility. Other laws, ordinances and regulations could require us to manage, abate or remove lead- or asbestos-containing materials. Similarly, the operation and closure of storage tanks are often regulated by federal, state, local and foreign laws. Finally, certain laws, ordinances and regulations, particularly those governing the management or preservation of wetlands, coastal zones and threatened or endangered species, could limit our ability to develop, use, sell or rent our real property.

        General Economic Conditions May Negatively Impact Our Results.    Moderate or severe economic downturns or adverse conditions may negatively affect our operations. These conditions may be widespread or isolated to one or more geographic regions. Our 2001 results in North America were negatively impacted by the significant drop in industry-wide lodging demand, resulting from the September 11 Attacks, particularly impacting New York City, where at December 31, 2001 we had seven owned hotels with approximately 3,900 rooms and where at December 31, 2001 we managed three additional hotels with approximately 1,100 rooms. In addition, a tightening of the labor market in one or more geographic regions may result in fewer and/or less qualified applicants for job openings in our facilities and higher wages.

        International Operations Are Subject to Special Political and Monetary Risks.    We have significant international operations which as of December 31, 2001 included 167 owned, managed or franchised properties in Europe, Africa and the Middle East (including 34 properties with majority ownership); 41 owned, managed or franchised properties in Latin America (including 13 properties with majority ownership); and 78 owned, managed or franchised properties in the Asia Pacific region (including 4 properties with majority ownership). International operations generally are subject to various political and other risks that are not present in U.S. operations. These risks include the risk of war or civil unrest, expropriation and nationalization. In addition, some international jurisdictions restrict the repatriation of non-U.S. earnings. Various international jurisdictions also have laws limiting the right and ability of non-U.S. entities to pay dividends and remit earnings to affiliated companies unless specified conditions have been met. In addition, sales in international jurisdictions typically are made in local currencies, which subject us to risks associated with currency fluctuations. Currency devaluations and unfavorable changes in international monetary and tax policies could have a material adverse effect on our profitability and financing plans, as could other changes in the international regulatory climate and international economic conditions. Other than Italy, where our risks are heightened due to the 18 properties we own, our international properties are geographically diversified and are not concentrated in any particular region.

Risks Relating to Debt

        Our substantial indebtedness could adversely affect our financial health.    We have a significant amount of indebtedness. On December 31, 2001, after giving pro forma effect to our senior note offering in April 2002, we would have had total indebtedness of $5.559 billion. Of that debt, $1.387 billion will become due on February 23, 2003.

        As a result of incurring debt, we are subject to the following risks associated with debt financing:

  •
  the risk that cash flow from operations will be insufficient to meet required payments of principal and interest;

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  the risk that (to the extent that we maintain floating rate indebtedness) interest rates will fluctuate; and

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  risks resulting from the fact that the agreements governing our senior notes and credit facilities contain financial and other restrictive covenants imposing certain limitations on our ability to acquire and dispose of assets and engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.

        Our substantial indebtedness could have important consequences to you. For example:

  •
  Our vulnerability to general adverse economic and industry conditions could be increased;

  •
  Our leverage may require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes. In addition, a substantial decrease in operating cash flow or an increase in our expenses could make it difficult for us to meet our debt service requirements and force us to modify our operations;

  •
  Our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate could be limited;

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  Our higher level of debt and resulting interest expense may place us at a competitive disadvantage with respect to certain competitors with lower amounts of indebtedness and/or higher credit ratings; and

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  Our ability to obtain additional financing for acquisitions, working capital, capital expenditures or other purposes, if necessary, may be impaired or such financing may not be available on terms favorable to us.

        While our senior debt is currently rated investment grade by one of the two major rating agencies, there can be no assurance we will be able to maintain this rating. In the event our senior debt is not investment grade, we would likely incur higher borrowing costs.

        To service our indebtedness, we will require a significant amount of cash.    Our ability to generate cash depends on many factors beyond our control. Our ability to make payments on and to refinance our indebtedness, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        Based on our current level of operations and anticipated cost savings and operating improvements, we believe our cash flow from operations, available cash and available borrowings under our senior credit facility, will be adequate to meet our future liquidity needs for at least the next three years.

        We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under our credit facility in an amount sufficient to enable us to pay our indebtedness, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior credit facility and our senior notes, on commercially reasonable terms or at all.

Acquisition Opportunities

        We intend to make acquisitions that complement our business. There can be no assurance, however, that we will be able to identify acquisition candidates or complete acquisitions on commercially reasonable terms or at all. If additional acquisitions are made, there can be no assurance that any anticipated benefits will actually be realized. Similarly, there can be no assurance that we will be able to obtain additional financing for acquisitions, or that the ability to obtain such financing will not be restricted by the terms of our debt agreements.

Investing Through Partnerships or Joint Ventures Decreases Our Ability to Manage Risk

        In addition to acquiring or developing hotels and resorts directly, we have from time to time invested, and may continue to invest, as a co-venturer. Joint venturers often have shared control over the operation of the joint venture assets. Therefore, joint venture investments may involve risks such as the possibility that the co-venturer in an investment might become bankrupt, or have economic or business interests or goals that are inconsistent with our business interests or goals, or be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives. Consequently, actions by a co-venturer might subject hotels and resorts owned by the joint venture to additional risk. Although we generally seek to maintain sufficient control of any joint venture, we may be unable to take action without the approval of our joint venture partners. Alternatively, our joint venture partners could take actions binding on the joint venture without our consent. Additionally, should a joint venture partner become bankrupt, we could become liable for our partner's share of joint venture liabilities.

Disposition Opportunities

        We periodically review our business with the view to identifying properties or other assets that we believe either no longer complement our business or could be sold at significant premiums. There can be no assurance, however, that if we identify such properties that we will be able to complete dispositions on commercially reasonable terms or at all. In particular, we have initiated the formal sale process for the CIGA S.p.A. portfolio of 25 luxury hotels, land, golf courses and marinas, potentially encumbered by our management contracts in whole or in part. We began reviewing preliminary indications of interest in the first quarter of 2002. There is, however, no guarantee that such a sale will materialize or be consummated within our projected time frame, and if consummated, there is no guarantee of the terms of any such transaction.

Risks Relating to Acts of God, Terrorist Activity and War

        Our financial and operating performance may be adversely affected by acts of God, such as natural disasters, in locations where we own and/or operate significant properties and areas of the world from which we draw a large number of customers. Some types of losses, such as from earthquake and environmental hazards may be either uninsurable or too expensive to justify insuring against. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a hotel or resort, as well as the anticipated future revenue from the hotel or resort. In that event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property. Similarly, wars, terrorist activity (including threats of terrorist activity), political unrest and other forms of civil strife have caused in the past, and may cause in the future, our results to differ materially from anticipated results.

Certain Interests

        Barry S. Sternlicht is the Chairman and Chief Executive Officer of the Corporation and the Trust. Mr. Sternlicht also serves as the President and Chief Executive Officer of, and may be deemed to control, Starwood Capital Group, L.L.C. ("Starwood Capital"), a real estate investment firm. We have entered into a non-compete agreement with Starwood Capital whereby Starwood Capital may not purchase a hotel property in the United States until such opportunity is first presented to us. In each case, the Governance Committee of the Board of Directors (or other committee of independent directors) will make a decision as to whether or not we will pursue the opportunity. In addition, certain of our officers and directors have interests in businesses that may, from time to time, do business with us. To the extent such individuals have a material interest in such businesses, any agreements relating thereto are subject to Governance Committee (or other committee of independent directors) approval.

Ability to Manage Rapid Growth

        Our future success and our ability to manage future growth depend in large part upon the efforts of our senior management and our ability to attract and retain key officers and other highly qualified personnel. Competition for such personnel is intense. There can be no assurance that we will continue to be successful in attracting and retaining qualified personnel. Accordingly, there can be no assurance that our senior management will be able to successfully execute and implement our growth and operating strategies.

Internet Reservation Channels

        Some of our hotel rooms are booked through internet travel intermediaries such as Travelocity.com, Inc., Expedia, Inc. and Priceline.com, Inc. As the percentage of internet bookings increases, these intermediaries may be able to obtain higher commissions, reduced room rates or other significant contract concessions from us. Moreover, some of these internet travel intermediaries are attempting to commoditize hotel rooms, by increasing the importance of price and general indicators of quality (such as "three-star downtown hotel") at the expense of brand identification. These agencies hope that consumers will eventually develop brand loyalties to their reservations system rather than to our lodging brands. Although most of our business is expected to be derived from traditional channels, if the amount of sales made through internet intermediaries increases significantly, our business and profitability may be significantly harmed.

Tax Risks

        Failure of the Trust to Qualify as a REIT Would Increase Our Tax Liability.    Qualifying as a real estate investment trust or REIT requires compliance with highly technical and complex tax provisions that courts and administrative agencies have interpreted only to a limited degree. Due to the complexities of our ownership, structure and operations, the Trust is more likely than are other REITs to face interpretative issues for which there are no clear answers. Also, facts and circumstances that we do not control may affect the Trust's ability to qualify as a REIT. The Trust believes that since the taxable year ended December 31, 1995, it has qualified as a REIT under the Internal Revenue Code of 1986, as amended. The Trust intends to continue to operate so as to qualify as a REIT. However, the Trust cannot assure you that it will continue to qualify as a REIT. If the Trust failed to qualify as a REIT for any prior tax year, the Trust would be liable to pay a significant amount of taxes for those years. Similarly, if the Trust fails to qualify as a REIT in the future, our liability for taxes would increase.

        Additional Legislation Could Eliminate or Reduce Certain Benefits of Our Structure.    On January 6, 1999, we consummated a reorganization pursuant to an Agreement and Plan of Restructuring dated as of September 16, 1998, as amended, among the Corporation, ST Acquisition Trust, a wholly owned subsidiary of the Corporation, and the Trust. Pursuant to the reorganization, the Trust became a subsidiary and we hold all its outstanding Class A shares. The reorganization was proposed in response to the Internal Revenue Service Restructuring and Reform Act of 1998 or H.R. 2676, which made it difficult for us to acquire and operate additional hotels while still maintaining our former status as a "grandfathered paired share real estate investment trust." While we believe that the reorganization was the best alternative in light of H.R. 2676 and that our new structure does not raise the same concerns that led Congress to enact such legislation, no assurance can be given that additional legislation, regulations or administrative interpretations will not be adopted that could eliminate or reduce certain benefits of the reorganization and have a material adverse effect on our results of operations, financial condition and prospects.

        We undertake global tax planning in the normal course of business. These activities may be subject to review by tax authorities. As a result of the review process, uncertainties exist and it is possible that some matters could be resolved adversely us.

Risks Relating to Ownership of Our Shares

        No Person or Group May Own More Than 8% of Our Shares.    Our governing documents provide (subject to certain exceptions) that no one person or group may own or be deemed to own more than 8% of our outstanding stock or shares of beneficial interest, whether measured by vote, value or number of shares. There is an exception for shareholders who owned more than 8% as of February 1, 1995, who may not own or be deemed to own more than the lesser of 9.9% and the percentage of Shares they held on that date, provided, that if the percentage of Shares beneficially owned by such a holder decreases after February 1, 1995, such a holder may not own or be deemed to own more than the greater of 8% and the percentage owned after giving effect to the decrease. We may waive this limitation if we are satisfied that such ownership will not jeopardize the Trust's status as a REIT. In addition, if Shares that would cause the Trust to be beneficially owned by fewer than 100 persons are issued or transferred to any person, such issuance or transfer shall be null and void. This ownership limit may have the effect of precluding a change in control of us by a third party without the consent of our Board of Directors, even if such change in control would otherwise give the holders of Shares or other of our equity securities the opportunity to realize a premium over then-prevailing market prices, and even if such change in control would not reasonably jeopardize the status of the Trust as a REIT.

        At Least Two Annual Meetings Must Be Held Before a Majority of Our Board of Directors Can Be Changed.    Our Board of Directors is divided into three classes. Each class is elected for a three-year term. At each annual meeting of shareholders, approximately one-third of the members of the Board of Directors are elected for a three-year term and the other directors remain in office until their three-year terms expire. Furthermore, our governing documents provide that no director may be removed without cause. Any removal for cause requires the affirmative vote of the holders of at least two-thirds of all the votes entitled to be cast for the election of directors. Thus, control of our Board of Directors cannot be changed in one year without removing the directors for cause as described above. Consequently, at least two annual meetings must be held before a majority of the members of our Board of Directors can be changed. Our charter provides that the charter cannot be amended without the approval of the holders of at least a majority of the outstanding Shares entitled to vote thereon.

        Our Board of Directors May Issue Preferred Stock and Establish the Preferences and Rights of Any Such Preferred Stock.    Our charter provides that the total number of shares of stock of all classes which the Corporation has authority to issue is 1,350,000,000, initially consisting of one billion shares of common stock, 50 million shares of excess common stock, 200 million shares of preferred stock and 100 million shares of excess preferred stock. Our Board of Directors has the authority, without a vote of shareholders, to establish the preferences and rights of any preferred or other class or series of shares to be issued and to issue such shares. The issuance of preferred shares or other shares having special preferences or rights could delay or prevent a change in control even if a change in control would be in the interests of our shareholders. Because our Board of Directors has the power to establish the preferences and rights of additional classes or series of shares without a shareholder vote, our Board of Directors may give the holders of any class or series preferences, powers and rights, including voting rights, senior to the rights of holders of our Shares.

        Certain Provisions of Our Charter May Require the Approval of Two-Thirds of our Shares and Only Our Directors May Amend Our Bylaws.    Our charter contains provisions relating to restrictions on transferability of the Corporation Shares, which may be amended only by the affirmative vote of our shareholders holding two-thirds of the votes entitled to be cast on the matter. As permitted under the Maryland General Corporation Law, our Bylaws provide that directors have the exclusive right to amend our Bylaws.

        Our Shareholder Rights Plan Would Cause Substantial Dilution to Any Shareholder That Attempts to Acquire Us on Terms Not Approved by Our Board of Directors.    We adopted a shareholder rights plan which provides, among other things, that when specified events occur, our shareholders will be entitled to purchase from us a newly created series of junior preferred stock, subject to the ownership limit described above. The preferred stock purchase rights are triggered by the earlier to occur of (i) 10 days after the date of a public announcement that a person or group acting in concert has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding Corporation Shares or (ii) 10 business days after the commencement of or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in the acquiring person becoming the beneficial owner of 15% or more of our outstanding Corporation Shares. The preferred stock purchase rights would cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our Board of Directors.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the Shares offered hereby. All of those proceeds will be received by the Selling Shareholders. The aggregate proceeds to the Selling Shareholders from the sale of the Shares offered hereby will be the purchase price of such Shares, less all commissions or discounts, if any. See "Selling Shareholders."

SELLING SHAREHOLDERS

        The Selling Shareholders identified in the following table, including their respective donees, transferees, pledgees or other successors-in-interest, are offering for sale up to an aggregate of 326,250 Shares.

        As described below, each of the Selling Shareholders (or, in the case of the KJJ Revocable Trust, its beneficiary) is, or within the past three years was, an officer or other executive of Starwood Capital or its affiliates. Starwood Capital is a privately held investment firm that was formed in 1993 to make (directly and through controlled companies) various types of investments in real estate and real estate-related interests. Barry S. Sternlicht, the Chairman and Chief Executive Officer of the Corporation and the Trust, also serves as the President and Chief Executive Officer of, and may be deemed to control, Starwood Capital Group. The Shares offered hereby are issuable upon the exercise of certain stock options transferred to the Selling Shareholders by Mr. Sternlicht.

        The following table sets forth information relating to the Selling Shareholders' beneficial ownership of Shares. This information is based upon information provided to us by the Selling Shareholders. The Selling Shareholders may have sold, transferred or otherwise disposed of all or any portion of their Shares since the date on which they provided this information to us. Any of the foregoing would have been pursuant to transactions not requiring registration under the Securities Act.

        Based upon the information provided to us, the Selling Shareholders as a group beneficially own as of the date of this prospectus in the aggregate less than 1% of the Shares currently outstanding. Because the Selling Shareholders may offer and sell all or any portion of their respective Shares offered hereby, we cannot estimate the number of Shares that will be held by the Selling Shareholders upon termination of such sales.

Name of Selling Shareholder	Number of Shares To Be Offered
KJJ Revocable Trust(1)	200,000
Jay Sugarman	37,500
Jeffrey R. Rosenthal	25,000
James G. Babb III	15,000
Jerome C. Silvey	15,000
Geoffrey Beer	12,000
John F. Couture	6,750
Elizabeth Behake	5,000
Roger Cozzi	5,000
Ellis Rinaldi	5,000

(1)
H. Pierre Eilian, the trustee of the KJJ Revocable Trust, has sole voting and dispositive power with respect to the Shares owned by the KJJ Revocable Trust.

Certain Relationships with Starwood Capital and Its Affiliates

        Interests in Starwood Capital and Affiliates.    Messrs. Silvey, Sugarman, Babb, Rosenthal and Rinaldi hold direct or indirect interests in Starwood Capital, and Mr. Rinaldi provides legal services to Starwood Capital. In addition, all of the Selling Shareholders other than the KJJ Revocable Trust and Mr. Beer currently hold, or within the last three years have held, interests in certain portfolio investments of Starwood Capital, including one or more of those described below.

        Trademark License.    An affiliate of Starwood Capital has granted to us, subject to Starwood Capital's unrestricted right to use such name, an exclusive, non-transferable, royalty-free license to use the "Starwood" name and trademarks in connection with the acquisition, ownership, leasing, management, merchandising, operation and disposition of hotels worldwide, and to use the "Starwood" name in our corporate name worldwide, in perpetuity.

        Starwood Capital Noncompete.    In connection with a restructuring of the Company in 1995, Starwood Capital agreed (the "Starwood Capital Noncompete") that, with certain exceptions, Starwood Capital would not compete directly or indirectly with us within the United States and would present to us all opportunities presented to Starwood Capital to acquire (i) fee interests in hotels in the United States and (ii) debt interests in hotels in the United States where it is anticipated that the equity will be acquired by the debt holder within one year from the acquisition of such debt. During the term of the Starwood Capital Noncompete, neither Starwood Capital nor any of its affiliates is permitted to acquire any such interest, or any ground lease interest or other equity interest, in hotels in the United States. The Starwood Capital Noncompete continues until no officer, director, general partner or employee of Starwood Capital is on either the Board of Directors of the Corporation or the Board of Trustees of the Trust (subject to exceptions for certain restructurings, mergers or other combination transactions with unaffiliated parties). Several properties owned or managed by the Company, including the Westin Innisbrook Resort, the Westin Mission Hills Resort and the Westin Turnberry Resort, were opportunities brought to us by Starwood Capital. With the approval in each case of the Audit Committee of the Board of Directors of the Corporation and the Board of Trustees of the Trust, from time to time we have waived the restrictions of the Starwood Capital Noncompete in whole or in part with respect to particular acquisition opportunities in which we had no interest.

        Portfolio Investments.    An affiliate of Starwood Capital holds an approximately 25% non-controlling interest in Troon Golf ("Troon"), a golf course management company that currently manages over 100 high-end golf courses. Troon is the largest third-party manager of golf courses in the United States. In 2001, Troon managed 13 golf courses at resorts owned or managed by us. In January 2002, after extensive review of alternatives and with the unanimous approval of our Governance Committee, we entered into a Master Agreement with Troon covering the United States and Canada whereby we have agreed to have Troon manage all golf courses in the United States and Canada that are owned by the Company and to use reasonable efforts to have Troon manage golf courses at resorts that we manage and franchise. We believe that the terms of the Troon agreement are at or better than market terms.

        Another affiliate of Starwood Capital owned the common area of the Sheraton Tamarron Resort, which we managed until December 2001.

        An affiliate of Starwood Capital is a general partner of a limited partnership that owns an approximately 45% interest in an entity that manages over 40 health clubs, including one health club and spa space in a hotel that we own.

        Other Management-Related Investments.    An affiliate of Starwood Capital (the "Innisbrook Entity") owns the common area facilities and certain undeveloped land (but not the hotel) at The Westin Innisbrook Resort. In May 1997, the Innisbrook Entity entered into a management agreement for the Innisbrook Resort with Westin, which was then a privately held company partly owned by Starwood Capital and Goldman, Sachs & Co. When we acquired Westin in January 1998, we acquired Westin's rights and obligations under the management and other related agreements. Under these agreements, the hotel manager was obligated to loan up to $12.5 million to the owner in the event certain performance levels were not achieved. The Innisbrook Entity, the Company and other lenders are currently in discussions regarding the terms and timing of payments owed to us and such other lenders. The discussions relate to approximately $9 million in loans by us that funded resort operations and approximately $5 million of deferred management fees and reimbursable expenses as well as amounts owed by the Innisbrook Entity to other parties. Any settlement of this matter would be subject to the approval of our Governance Committee.

        Policies of the Starwood Board.    The policy of the Board of Directors of the Corporation and the Board of Trustees of the Trust provides that any contract or transaction between us and any other entity in which one or more of our Directors, Trustees or officers are directors or officers, or have a financial interest, must be approved or ratified by our Governance Committee or by a majority of the disinterested Directors or Trustees after the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to those persons. Each of the transactions between us and Starwood Capital (or its affiliates) described in this prospectus was so approved.

Non-Starwood Investments.

        A number of the Selling Shareholders listed in this prospectus currently have, or within the last three years had, direct or indirect interests in one or more affiliates of Starwood Capital (or portfolio investments of these affiliates) that made real-estate related investments that are wholly unrelated to us.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain material United States federal income tax considerations that may be relevant to a prospective purchaser of the Shares offered hereby. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), as currently in effect, applicable Treasury Regulations under the Code and judicial and administrative interpretations of the Code, all of which are subject to change, including changes that may be retroactive so as to result in United States federal income tax consequences different from those discussed below. This summary is for information purposes only and does not purport to deal with all aspects of taxation that may be relevant to holders of Shares in light of their personal investment or tax circumstances.

        Except where noted, this summary deals only with Shares held as a capital asset by a beneficial owner of the Shares (a "Holder"). Furthermore, except as specifically provided, the discussion below does not address foreign, state or local tax consequences, nor does it specifically address the tax consequences to taxpayers subject to special treatment under the federal income tax laws. For example, this summary does not address:

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  tax consequences to Holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities or insurance companies;

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  tax consequences to Holders who own Shares as part of a hedging, constructive sale, conversion, straddle or other risk-reducing transaction;

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  tax consequences to Holders of Shares whose "functional currency" is not the United States dollar; or

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  tax consequences, if any, under the alternative minimum tax rules.

        If a partnership holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that holds Shares you should consult your own tax advisor.

        Sidley Austin Brown & Wood LLP, our special tax counsel, is opining on certain United States federal income tax consequences with respect to the Shares. This opinion letter has been filed as an exhibit to the registration statement of which this prospectus is a part.

        WE URGE EACH OF YOU TO CONSULT WITH YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES, TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF SHARES.

  Federal Income Taxation of Taxable U.S. Holders of Shares

        As used herein, the term "U.S. Shareholder" means a Holder of Shares who is: (1) a citizen or resident of the United States; (2) a corporation created or organized in or under the laws of the United States or of any political subdivision thereof; (3) an estate the income of which is subject to United States federal income tax regardless of its source; or (4) a trust described in Section 7701(a)(30) of the Code, taking into account effective dates, transition rules and elections.

        The Trust has elected to be treated for federal income tax purposes as a "real estate investment trust" or REIT. See "Risk Factors—Tax Risks". As long as the Trust qualifies as a REIT, distributions made by the Trust to U.S. Shareholders with respect to Class B Shares out of the Trust's current or accumulated earnings and profits, as determined for United States federal income tax purposes, and not designated as capital gain dividends, will be taxable to U.S. Shareholders as ordinary dividend income and will not be eligible for the dividends-received deduction otherwise available to corporations. Distributions made by the Corporation to U.S. Shareholders with respect to Corporation Shares out of the Corporation's current or accumulated earnings and profits, as determined for United States federal income tax purposes, will be taxable to U.S. Shareholders as ordinary dividend income. Provided certain conditions are met, U.S. Shareholders that are corporations should be entitled to the dividends-received deduction with respect to distributions by the Corporation that are treated as ordinary dividend income.

        To the extent they do not exceed the Trust's actual net capital gain for the taxable year, distributions that are properly designated by the Trust as capital gain dividends will generally be taxed to U.S. Shareholders as long-term capital gain without regard to the period the U.S. Shareholders have held their Class B Shares. Any dividend declared by the Trust in October, November or December of any year payable to a U.S. Shareholder of record on a specified date in any such month will be treated as both paid by the Trust and received by the U.S. Shareholder on December 31 of such year, provided that the dividend is actually paid by the Trust during January of the following calendar year.

        If the Trust elects to retain and pay tax on its net capital gains, the Trust's U.S. Shareholders will be required to include their proportionate share of the undistributed long-term capital gains in income and will receive a credit for their respective shares of the tax paid by the Trust. The U.S. Shareholders' tax basis in their Class B Shares will be increased by the amount of the undistributed long-term capital gains (less the amount of tax paid by the Trust) included in the U.S. Shareholders' income.

        In general, a U.S. Shareholder will recognize capital gain or loss on the disposition of Shares in an amount equal to the difference between the amount realized on such disposition and the U.S. Shareholder's adjusted basis in the Shares disposed of. The gain or loss will generally constitute long-term capital gain or loss if the U.S. Shareholder's holding period for the Shares is more than one year. However, any loss upon a sale or exchange of Class B Shares by a U.S. Shareholder who has held those shares for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss to the extent of distributions from the Trust that are required to be treated by the U.S. Shareholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of the Shares may be disallowed if other Shares are purchased within 30 days before or after the disposition.

        The foregoing is only a brief overview of certain United States federal income tax rules applicable to U.S. Shareholders of Shares and does not purport to be complete. Potential investors in the Shares are expected to consult their own tax advisors in that regard.

  Federal Income Taxation of Non-U.S. Holders of Shares

        The rules governing the United States federal income taxation of the ownership and disposition of Shares by Holders of Shares who are not U.S. Shareholders (hereinafter referred to as "Non-U.S. Shareholders") are complex, and no attempt is made in this prospectus to provide more than a brief summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the effect of federal, state, local and foreign income tax laws with regard to any investment in Shares, including any reporting requirements.

        In general, a Non-U.S. Shareholder will be subject to regular United States federal income tax with respect to its investment in Shares if the income or gain attributable to such investment is "effectively connected" with the Non-U.S. Shareholder's conduct of a trade or business in the United States. A corporate Non-U.S. Shareholder that receives income that is—or is treated as—effectively connected with a United States trade or business may also be subject to the branch profits tax under Section 884 of the Code, which is payable in addition to regular United States corporate income tax. The following discussion will generally apply to Non-U.S. Shareholders whose income or gain attributable to such investment in Shares is not so effectively connected.

  Distributions

        Distributions made by the Trust to a Non-U.S. Shareholder that are not attributable to gain from sales or exchanges by the Trust of United States real property interests and not designated by the Trust as capital gains dividends, and all distributions by the Corporation, will be treated as dividends of ordinary income to the extent of the current or accumulated earnings and profits of the Trust or the Corporation, as the case may be. The Trust and the Corporation are generally required to withhold United States federal income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Shareholder unless (1) a lower rate is provided for under an applicable tax treaty and the Non-U.S. Shareholder files the required form evidencing eligibility for that reduced rate with the Trust and/or the Corporation, as the case may be, or (2) the Non-U.S. Shareholder files an IRS Form W-8ECI with the Trust and/or the Corporation, as the case may be, claiming that the distribution is "effectively connected" with the Non-U.S. Shareholder's United States trade or business.

        If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current or accumulated earnings and profits of the Trust or the Corporation, as the case may be, the distribution will generally be treated as a dividend for withholding purposes. However, amounts thus withheld are generally refundable if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Trust or the Corporation, as the case may be.

        Distributions to a Non-U.S. Shareholder that are attributable to gain from sales or exchanges by the Trust of United States real property interests will cause the Non-U.S. Shareholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. Shareholders will thus generally be taxed at the same rates applicable to U.S. Shareholders. Also, such gain will be subject to a 30% branch profits tax in the hands of a Non-U.S. Shareholder that is a corporation and that is not entitled to a reduction or an exemption under a tax treaty. The Trust is required to withhold and remit to the Internal Revenue Service ("IRS") 35% of any distribution that is or could be designated a capital gains dividend. That amount is creditable against the Non-U.S. Shareholder's United States federal income tax liability.

  Sale of Shares

        Gain realized by a Non-U.S. Shareholder upon a sale or other disposition of Corporation Shares generally will not be subject to United States federal income tax if (1) the Corporation is not a "United States real property holding corporation" ("USRPHC") or (2)(a) the Corporation Shares are regularly traded on an established securities market (e.g., the New York Stock Exchange, where the Shares are currently traded) at the time of the sale or other disposition and (b) the selling Non-U.S. Shareholder directly and indirectly held 5% or less (by value) of the outstanding Corporation Shares at all times during a specified period, provided, however, that such gain will be subject to United States federal income tax if, in the case of a Non-U.S. Shareholder who is a non-resident alien individual, such individual is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met. Although it is uncertain as to whether the Corporation is a USRPHC, there are no assurances that the Corporation is not, or will not become, a USRPHC. However, although no assurances can be given in this regard, the Corporation expects that the Corporation Shares will be regularly traded on an established securities market within the meaning of existing and temporary Treasury Regulations.

        Gain realized by a Non-U.S. Shareholder upon a sale or other disposition of Class B Shares generally will not be subject to United States federal income tax if (1) the Trust qualifies as a "domestically controlled REIT" or (2)(a) the Class B Shares are regularly traded on an established securities market (e.g., the New York Stock Exchange, where the Shares are currently traded) at the time of the sale or other disposition and (b) the selling Non-U.S. Shareholder directly and indirectly held 5% or less (by value) of the outstanding Class B Shares at all times during a specified period, provided, however, that such gain will be subject to United States federal income tax if, in the case of a Non-U.S. Shareholder who is a non-resident alien individual, such individual is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met. For purposes of the foregoing, a domestically controlled REIT is defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. The Corporation believes that the Trust currently qualifies as a domestically controlled REIT.

        The foregoing is only a brief overview of certain United States federal income tax rules applicable to Non-U.S. Shareholders and does not purport to be complete. Non-U.S. Shareholders should consult applicable tax treaties, which may result in United States federal income tax treatment different than as described above, as well as their own tax advisors, to determine the foreign, United States federal and other tax consequences applicable to them upon a sale of their Shares in light of their particular circumstances.

  Information Reporting Requirements and Backup Withholding

        Information reporting requirements will generally apply to payments made to U.S. Shareholders with respect to, or to cash proceeds of a sale or exchange of, Shares unless the U.S. Shareholder is an exempt recipient such as a corporation. In addition, a 30% backup withholding tax (which rate is subject to reduction in future years) will apply to such payments if the U.S. Shareholder fails to provide a taxpayer identification number or a certification of exempt status or fails to report in full its dividend income.

        Generally, the Corporation or the Trust, as the case may be, must report annually to the IRS and to each Non-U.S. Shareholder the amount of dividends paid to such Non-U.S. Shareholder and the amount of tax withheld on such dividends. This information may also be made available to the tax authorities of a country in which the Non-U.S. Shareholder resides.

        A Non-U.S. Shareholder generally will not be subject to any other information reporting or to backup withholding on payments made to such Non-U.S. Shareholder with respect to, or to cash proceeds of a sale or exchange of, Shares (including sales within the United States or conducted through certain United States-related financial intermediaries), as long as such Non-U.S. Shareholder provides a Form W-8BEN (or satisfies certain documentary evidence requirements for establishing that it is a Non-U.S. Shareholder) or otherwise establishes an exemption; provided that neither the Corporation or the Trust (or any agent thereof) does not have actual knowledge or reason to know that such payee does not qualify as a Non-U.S. Shareholder. Each Non-U.S. Shareholder is urged to consult its tax advisor with respect to such certification requirements.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the Holder's United States federal income tax liability provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

        The Selling Shareholders may sell some or all of the Shares offered by this prospectus from time to time in one or more of the following ways:

  •
  through brokers, acting as agents in transactions (which may involve block transactions), in special offerings, on any exchange where the securities are traded, or otherwise, at market prices obtainable at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices;

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  block transactions in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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  to underwriters who will acquire the Shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (and any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time);

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  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

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  directly or through brokers or agents in private sales at negotiated prices;

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  to lenders pledged as collateral to secure loans, credit or other financing arrangements and any subsequent foreclosure and sale, if any, thereunder;

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  through short sales, option exercises, puts, calls or other derivative transactions;

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  an exchange distribution in accordance with the rules of that exchange or transactions in the over-the-counter market;

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  the distribution of the securities by any Selling Shareholder to its partners, members or shareholders;

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  by any other legally available means; or

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  a combination of any of the above.

        In addition, offers to purchase the Shares offered hereby may be solicited by agents designated by any Selling Shareholder from time to time. Such Shares may also be offered and sold in private transactions or under Rule 144, Rule 144A or Regulation S under the Securities Act rather than pursuant to this prospectus. This prospectus may be supplemented or amended from time to time to describe a specific plan of distribution.

        Sales of the Shares offered hereby may be made at prices and at terms then prevailing or at prices related to the then current market price or at negotiated prices and terms. In effecting sales, brokers or dealers may arrange for other brokers or dealers to participate.

        Underwriters, Selling Shareholders and any other person participating in the distribution may engage in overallotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with the applicable provisions of the Exchange Act, including, without limitation, Regulation M under the Exchange Act, which may limit the timing of purchases and sales of any of the securities by the underwriters, Selling Shareholders and such other persons. Overallotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the offered securities so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative of the underwriters to reclaim a selling concession from a syndicate member when the offered securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on a national securities exchange and, if commenced, may be discontinued at any time.

        Any Selling Shareholder may from time to time, after the effective date of the Registration Statement, transfer some or all of the Shares offered hereby to a donee, pledgee, successor or other person other than for value, and such transfers will not be made pursuant to this prospectus. To the extent permitted by applicable law, this prospectus will cover sales by such transferee. To the extent required by the terms of any agreement between the Company and a Selling Shareholder and applicable law, the Company may supplement or amend this prospectus to include such transferee as an additional named Selling Shareholder.

        Underwriters participating in any offering of the Shares offered hereby may receive underwriting discounts and commissions, discounts or concessions may be allowed or re-allowed or paid to dealers, and brokers or agents participating in such transactions may receive brokerage or agent's commissions or fees, all in amounts to be negotiated in connection with sales pursuant hereto. The underwriter, agent or dealer utilized in the sale of the Shares will not confirm sales to accounts over which such persons exercise discretionary authority. In effecting sales of the Shares offered hereby, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive compensation in the form of commissions or discounts from the Selling Shareholders and may receive commission from the purchases of the Shares for whom such broker-dealers may act as agents, all in amounts to be negotiated, including immediately prior to the sale.

        The Selling Shareholders and all underwriters, dealers or agents, if any, who participate in the distribution of the Shares offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profit on the sale of such Shares by the Selling Shareholders, and all discounts, commissions or concessions received by such underwriters, dealers or agents, if any (whether received from the Selling Shareholders and/or from the purchasers of the Shares for whom those dealers or agents may act as agents), may be deemed to be underwriting discounts and commissions under the Securities Act, and such persons will be subject to the prospectus delivery requirements of the Securities Act.

        A Selling Shareholder may enter into or have agreements with the underwriters, dealers, agents and other Selling Shareholders to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers, agents or Selling Shareholders may be required to make.

        Upon the Company being notified by a Selling Shareholder that any agreement or arrangement has been entered into with a broker-dealer for the sale of Shares offered hereby through a block trade, special offering or secondary distribution or a purchase by a broker-dealer, to the extent required by applicable law a supplement to this prospectus will be distributed that will set forth the name(s) of the underwriters, dealers or agents, the aggregate amount of the Shares being so offered and the terms of the offering, including all underwriting discounts, commissions and other items constituting compensation from, and the resulting net proceeds to, that Selling Shareholder, all discounts, commissions or concessions allowed or re-allowed or paid to dealers, if any, and, if applicable, the purchase price to be paid by any underwriter for the Shares purchased from that Selling Shareholder.

        The Selling Shareholders and other persons participating in the distribution of the Shares offered hereby will be subject to applicable provisions of the Exchange Act and the rules and regulations of the Commission thereunder, which provisions may limit the timing of the purchase and sale of the Share offered hereby by the Selling Shareholders.

        The Company will bear the expenses of this offering, except for registration fees and legal expenses, which will be paid by Starwood Capital, and costs and expenses of Selling Shareholders' counsel and accountants, brokerage commissions and charges, and income taxes and stock transfer taxes due, which will be paid by the Selling Shareholders. The Selling Shareholders have indemnified us against certain liabilities against certain civil liabilities, including liabilities under the Securities Act, and may also agree to indemnify underwriters, selling brokers, dealer managers or similar securities industry professionals that participate in transactions involving the Shares against these same liabilities.

        No trustee, director, officer or agent of the Company is expected to be involved in soliciting offers to purchase the Shares offered hereby, and no such person will be compensated by the Company for the sale of any of such Shares. Certain officers of the Company may assist such representatives of the Selling Shareholders in such efforts but will not be compensated therefor.

        Underwriters, brokers, dealers, agents and Selling Shareholders may in the ordinary course of their businesses engage in transactions with, or perform services for, us or the Selling Shareholders.

LEGAL MATTERS

        Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland, has passed upon the validity of the Shares offered pursuant to this prospectus.

EXPERTS

        The consolidated financial statements and financial statement schedules for each of Starwood Hotels & Resorts Worldwide, Inc. and Starwood Hotels Resorts as of December 31, 2001 and 2000, and for each of the three years ended December 31, 2001, included in the Annual Report on Form 10-K for the year ended December 31, 2001 and incorporated by reference into this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports. Arthur Andersen LLP has not consented to the incorporation by reference of their reports in this prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the incorporation by reference of their reports in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statement of a material fact contained in the financial statements and financial statement schedules audited by Arthur Andersen LLP or any omission to state a material fact required to be stated therein.

326,250 Shares
Starwood Hotels & Resorts Worldwide, Inc.
Starwood Hotels & Resorts

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses Of Issuance And Distribution.*

Registration Fee	$889.19
Legal Fees and Expenses	5,000.00
Miscellaneous	1,000.00

Total	$6,889.19

*
Expenses are estimated except for the registration fee.

Item 15. Indemnification Of Directors And Officers.

        The charter of Starwood Hotels & Resorts Worldwide, Inc. (the "Corporation") requires the Corporation to indemnify its directors and officers to the fullest extent required or permitted by law and to indemnify other employees and agents to such extent as may be authorized by the Board of Directors. The Declaration of Trust of Starwood Hotels & Resorts Trust (the "Trust") obligates the Trust to indemnify its trustees, officers, employees and other agents to the fullest extent permitted by Maryland law for the indemnification of corporate directors, officers, agents or employees. The Maryland General Corporation Law (the "MGCL") requires a Maryland corporation and permits a Maryland real estate investment trust (a "Maryland REIT") (unless its charter or declaration provides otherwise, which the charter of the Corporation and the Declaration of Trust of the Trust do not) to indemnify a director, trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation or Maryland REIT to indemnify its present and former directors, trustees and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director, trustee or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director, trustee or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director, trustee or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation or a Maryland REIT may not indemnify for an adverse judgment in a suit by or in the right of the corporation or the Maryland REIT or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation or a Maryland REIT to advance reasonable expenses to a director, trustee or officer upon the receipt by the corporation or the Maryland REIT of (a) a written affirmation by the director, trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation or the Maryland REIT if it shall ultimately be determined that the standard of conduct was not met.

        The Corporation and the Trust have entered into indemnification agreements with their directors, trustees and executive officers providing for the maintenance of directors, trustees and officers liability insurance, subject to certain conditions, and the indemnification of and advancement of expenses to such directors, trustees and executive officers.

Item 16. Exhibits.

        The following exhibits are filed herewith:

Exhibit No.	Description of Exhibit
2.1
Agreement and Plan of Restructuring, dated as of September 16, 1998, and amended as of November 30, 1998, among the Corporation, ST Acquisition Trust ("ST Trust") and the Trust (incorporated by reference to Annex A to the Trust's and the Corporation's Joint Proxy Statement dated December 3, 1998 (the "1998 Proxy Statement")).
4.1
Amended and Restated Declaration of Trust of the Trust, amended and restated as of January 9, 1999 (incorporated by reference to Exhibit 1 to the Trust's Registration Statement on Form 8-A filed on December 21, 1998, except that the following changes were made on January 9, 1999, upon the filing by the Trust and ST Trust of the Articles of Merger of ST Trust into the Trust (the "Articles of Merger") with, and the acceptance thereof for record by, the State Department of Assessments and Taxation of the State of Maryland (the "SDAT"): Section 6.14 specifies January 9, 1999 as the date of the Intercompany Agreement; Section 6.19.1 specifies January 9, 1999 as the date of the "Intercompany Agreement" in Section 6.19.2 specifies January 9, 1999 as the date of the Intercompany Agreement).
4.2
Charter of the Corporation, amended and restated as of February 1, 1995, as amended through March 26, 1999 (incorporated by reference to Exhibit 3.2 to the Trust's and the Corporation's Joint Annual Report on Form 10-K for the year ended December 31, 1998, as amended by the Form 10-K/A filed May 17, 1999.
4.3
Amended and Restated Intercompany Agreement dated as of January 9, 1999, between the Corporation and the Trust (incorporated by reference to Exhibit 3 to the Trust's Registration Statement on Form 8-A filed on December 21, 1998, except that on January 6, 2002, the Intercompany Agreement was executed and dated as of January 9, 1999).
4.4
Rights Agreement dated as of March 15, 1999 between the Corporation and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (incorporated by reference to Exhibit 4 to the Corporation's and the Trust's Current Report on Form 8-K dated March 15, 1999).
5.1	Opinion of Ballard Spahr Andrews & Ingersoll, LLP.
8.1	Opinion of Sidley Austin Brown & Wood LLP.
23.1	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1).
23.2	Consent of Sidley Austin Brown & Wood LLP (included in Exhibit 8.1).
24.1	Powers of Attorney (contained in signature pages hereto).

Item 17. Undertakings.

        (a) Each of the undersigned Registrants hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of such Registrant pursuant to the provisions described in Item 15 above, or otherwise, such Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (b) The undersigned Registrants hereby further undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by section 10(a) (3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  provided, however, that paragraphs (1) (i) and (1) (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrants hereby further undertake that, for purposes of determining any liability under the Securities Act, each filing of the Registrants' annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) The undersigned Registrants further undertake that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains, State of New York, on this 18th day of July, 2002.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
By:	/s/ BARRY S. STERNLICHT Barry S. Sternlicht Chairman and Chief Executive Officer

POWERS OF ATTORNEY

        Each person whose signature to this Registration Statement appears below hereby appoints Kenneth S. Siegel and Jared T. Finkelstein, and each of them, as his or her attorneys-in-fact, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in the capacity stated below, and to file, all amendments to this Registration Statement, which amendments may make such changes in and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ BARRY S. STERNLICHT Barry S. Sternlicht	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	July 18, 2002
/s/ RONALD C. BROWN Ronald C. Brown	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 18, 2002
/s/ CHARLENE BARSHEFSKY Charlene Barshefsky	Director	July 18, 2002
/s/ JEAN-MARC CHAPUS Jean-Marc Chapus	Director	July 18, 2002
/s/ BRUCE W. DUNCAN Bruce W. Duncan	Director	July 18, 2002
/s/ ERIC HIPPEAU Eric Hippeau	Director	July 18, 2002
/s/ GEORGE J. MITCHELL George J. Mitchell	Director	July 18, 2002

/s/ STEPHEN R. QUAZZO Stephen R. Quazzo	Director	July 18, 2002
/s/ THOMAS O. RYDER Thomas O. Ryder	Director	July 18, 2002
/s/ DANIEL W. YIH Daniel W. Yih	Director	July 18, 2002
/s/ KNEELAND C. YOUNGBLOOD Kneeland C. Youngblood	Director	July 18, 2002

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains, State of New York, on this 18th day of July, 2002.

STARWOOD HOTELS & RESORTS
By:	/s/ BARRY S. STERNLICHT Barry S. Sternlicht Chairman and Chief Executive Officer

POWERS OF ATTORNEY

        Each person whose signature to this Registration Statement appears below hereby appoints Kenneth S. Siegel and Jared T. Finkelstein, and each of them, as his or her attorneys-in-fact, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in the capacity stated below, and to file, all amendments to this Registration Statement, which amendments may make such changes in and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ BARRY S. STERNLICHT Barry S. Sternlicht	Chairman, Chief Executive Officer and Trustee (Principal Executive Officer)	July 18, 2002
/s/ RONALD C. BROWN Ronald C. Brown	Vice President, Chief Financial Officer and Chief Accounting Officer (Principal Financial and Accounting Officer)	July 18, 2002
/s/ CHARLENE BARSHEFSKY Charlene Barshefsky	Trustee	July 18, 2002
/s/ JEAN-MARC CHAPUS Jean-Marc Chapus	Trustee	July 18, 2002

Name	Title	Date
/s/ BRUCE W. DUNCAN Bruce W. Duncan	Trustee	July 18, 2002
/s/ ERIC HIPPEAU Eric Hippeau	Trustee	July 18, 2002
/s/ GEORGE J. MITCHELL George J. Mitchell	Trustee	July 18, 2002
/s/ STEVEN R. QUAZZO Stephen R. Quazzo	Trustee	July 18, 2002
/s/ THOMAS O. RYDER Thomas O. Ryder	Trustee	July 18, 2002
/s/ DANIEL W. YIH Daniel W. Yih	Trustee	July 18, 2002
/s/ KNEELAND C. YOUNGBLOOD Kneeland C. Youngblood	Trustee	July 18, 2002

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Restructuring, dated as of September 16, 1998, and amended as of November 30, 1998, among Starwood Hotels & Resorts Worldwide, Inc. (the "Corporation"), ST Acquisition Trust ("ST Trust") and Starwood Hotels & Resorts (the "Trust") (incorporated by reference to Annex A to the Trust's and the Corporation's Joint Proxy Statement dated December 3, 1998).
4.1
Amended and Restated Declaration of Trust of the Trust, amended and restated as of January 9, 1999 (incorporated by reference to Exhibit 1 to the Trust's Registration Statement on Form 8-A filed on December 21, 1998, except that the following changes were made on January 6, 1999, upon the filing by the Trust and ST Trust of the Articles of Merger of ST Trust into the Trust (the "Articles of Merger") with, and the acceptance thereof for record by, the State Department of Assessments and Taxation of the State of Maryland (the "SDAT"): Section 6.14 specifies January 9, 1999 as the date of the Intercompany Agreement; Section 6.19.1 specifies January 9, 1999 as the date of the "Intercompany Agreement" in Section 6.19.2 specifies January 9, 1999 as the date of the Intercompany Agreement).
4.2
Charter of the Corporation, amended and restated as of February 1, 1995, as amended through March 26, 1999 (incorporated by reference to Exhibit 3.2 to the Trust's and the Corporation's Joint Annual Report on Form 10-K for the year ended December 31, 1998, as amended by the Form 10-K/A filed May 17, 1999.
4.3
Amended and Restated Intercompany Agreement dated as of January 9, 1999, between the Corporation and the Trust (incorporated by reference to Exhibit 3 to the Trust's Registration Statement on Form 8-A filed on December 21, 1998, except that on January 6, 1999, the Intercompany Agreement was executed and dated as of January 9, 1999).
4.4
Rights Agreement dated as of March 15, 1999 between the Corporation and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (incorporated by reference to Exhibit 4 to the Corporation's and the Trust's Current Report on Form 8-K dated March 15, 1999).
5.1	Opinion of Ballard Spahr Andrews & Ingersoll, LLP.
8.1	Opinion of Sidley Austin Brown & Wood LLP.
23.1	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1).
23.2	Consent of Sidley Austin Brown & Wood LLP (included in Exhibit 8.1).
24.1	Powers of Attorney (contained in signature pages).

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TABLE OF CONTENTS
Explanatory Note
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
Starwood Hotels & Resorts Worldwide, Inc. 1111 Westchester Avenue White Plains, New York 10604 Attention: General Counsel (914) 640-8100
FORWARD-LOOKING STATEMENTS
THE COMPANY
RISK FACTORS
USE OF PROCEEDS
SELLING SHAREHOLDERS
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWERS OF ATTORNEY
SIGNATURES
POWERS OF ATTORNEY
EXHIBIT INDEX